Exhibit 99.1
                                      AREP






FOR IMMEDIATE RELEASE

AMERICAN REAL ESTATE PARTNERS, L.P. AGREES TO SELL ITS NEVADA GAMING OPERATIONS
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TO WHITEHALL STREET REAL ESTATE FUNDS FOR $1.3 BILLION
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New York, New York, April 23, 2007 -- American Entertainment Properties Corp.
("AEPC"), a wholly-owned subsidiary of American Real Estate Partners, L.P. ("AREP") (NYSE: ACP), announced today that it has entered into an agreement with Whitehall Street Real Estate Funds ("Whitehall"), a series of real estate investment funds affiliated with Goldman, Sachs & Co., to sell AREP's gaming operations, American Casino & Entertainment Properties, LLC ("ACEP"), to an affiliate of Whitehall, for $1.3 billion. With this transaction, AREP anticipates realizing a gain of approximately $1 billion on its investments in ACEP. ACEP's casino assets are comprised of the Stratosphere Casino Hotel & Tower, the Arizona Charlie's Decatur, the Arizona Charlie's Boulder and the Aquarius Casino Resort. AREP began investing in the casino business when it invested in the Stratosphere Casino Hotel & Tower in 1998. Additionally, AREP acquired Arizona Charlie's Decatur and Arizona Charlie's Boulder in May 2004, and the Aquarius Casino Resort in May 2006.

"Our gaming investments are a successful example of our strategy of acquiring undervalued and out of favor assets, and improving operations and enhancing value," said Carl C. Icahn, Chairman of the Board of the general partner of AREP. OThe management team has done a great job turning this business around. We believe that this sale represents an opportunity for AREP to take advantage of the current favorable market environment for gaming assets and to realize significant gains on our multiyear investment in the industry. Pro forma for this transaction AREP will have in excess of $4 billion of liquidity to continue to invest in undervalued assets."

The Stratosphere Casino Hotel & Tower is located on the Las Vegas Strip and caters to visitors to Las Vegas; two off-Strip casinos, Arizona Charlie's Decatur and Arizona Charlie's Boulder, cater primarily to residents of Las Vegas and the surrounding communities; and the Aquarius Casino Resort caters to visitors to Laughlin, Nevada. The Stratosphere Casino Hotel & Tower is one of the most recognized landmarks in Las Vegas. The purchase also includes 17 acres of undeveloped land surrounding the Stratosphere Casino Hotel & Tower. The two Arizona Charlie's branded properties are well-recognized casinos in their respective marketplaces, while the Aquarius Casino Resort has the largest hotel in Laughlin. ACEP's gaming operations include 4,912 hotel rooms, 4,887 slots, 122 table games and 5,619 total gaming positions over an aggregate of 236,000 square feet of casino space.



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Bear, Stearns & Co. Inc., acted as financial advisor to AREP in this transaction, and Goldman Sachs acted as financial advisor to Whitehall. Sullivan & Cromwell LLP acted as counsel for Whitehall and Brownstein Hyatt Farber Schreck acted as counsel to AREP.

The transaction is subject to the approval of the Nevada Gaming Commission and the Nevada State Gaming Control Board, as well as customary conditions. The parties expect to close the transaction in approximately eight months.

About American Real Estate Partners, L.P. and American Entertainment Properties Corp.

American Real Estate Partners, L.P. is a diversified holding company engaged in a variety of businesses, including gaming, real estate and home fashion. AREP's general partner is American Property Investors, Inc. AREP owns its businesses and conducts its investment activities through a subsidiary limited partnership, American Real Estate Holdings Limited Partnership and its subsidiaries. AREP formed AEPC for the purpose of acquiring the entities that own and operate the Stratosphere Casino Hotel & Tower, Arizona Charlie's Decatur, Arizona Charlie's Boulder and the Aquarius Casino Resort. AEPC conducts its operations through direct and indirect wholly-owned subsidiaries.

About Whitehall Street Real Estate Funds

The Whitehall Street Real Estate Funds are a series of real estate investment funds sponsored and managed by The Goldman Sachs Group Inc. and its affiliates (collectively, "Goldman Sachs"). They are Goldman Sachs' primary real estate investment funds. Goldman Sachs manages Whitehall and is also Whitehall's largest investor. Since 1991, Whitehall has invested approximately $16 billion of equity in real estate and other derivative investments with a gross cost basis of approximately $54 billion. Its investments have been made in 27 countries and include interests in real estate assets, portfolio companies, non-performing loans, mezzanine loans and other related products.

This release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond AREP's ability to control or predict. Forward-looking statements may be identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will" or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. AREP undertakes no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or



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otherwise.

Media Contacts:

Andy Skobe
Interim Chief Financial Officer
American Real Estate Partners, L.P.
(212) 702-4300

Denise Barton
American Casino & Entertainment Properties, LLC
Chief Financial Officer
(702) 383-5242

Gia Moron
Goldman Sachs Media Relations
(212) 902-4307




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